Exhibit 17.1

To Whom it May Concern

I am writing to inform you of my decision to leave my position as a member of Earth Science Tech’s Board of Directors, effective today, February 10, 2023.

Thank you for the opportunity to contribute these past years.

By:	/s/ Jeannette Payne Steigerwald
Jeannette Payne Steigerwald